Exhibit 99.1

INCO PROVIDES UPDATE ON KEY PRELIMINARY
FINDINGS TO DATE OF PHASE 2 OF GORO PROJECT REVIEW
_____________________

COMPANY REMAINS OPTIMISTIC ON GORO PROJECT

Toronto, May 25, 2004 — Inco Limited announced today the key preliminary findings reached to date as part of Phase 2 of the comprehensive review of its approximately 85 per cent owned Goro nickel-cobalt project in New Caledonia. This review, which has proceeded in two phases, began following the decision made in December 2002 to suspend the project.

“Phase 2 of our review has progressed well, thanks to the skills and the experience of our project review teams,” said Inco’s Chairman and CEO Scott Hand. “We’ve made good progress toward confirming an operation that will add value to the company, will be efficient and low-cost and meet relevant environmental health and safety standards and will represent a significant contributor to New Caledonia.”

The Phase 2 review is currently expected to be completed in the late summer of 2004. As previously indicated, this Phase has involved a structured process to further develop opportunities to reduce the project capital cost estimate that had been identified in the first phase of the project review completed in July 2003. In addition, Phase 2 includes the development of an updated project cost control estimate, an updated project schedule and an optimized and clearly defined scope and execution plan for the project as well as a value improvement program and continuation of appropriate engineering work with the assistance of the joint venture of the SNC-Lavalin and Foster Wheeler organizations and other firms retained to assist in this review.

As a result of the Phase 2 review, the project’s preliminary capital cost estimate, taking into account the expected non-cash charge discussed below, has been reduced to approximately $1.85 billion (U.S.), within a plus 20 per cent to minus 5 per cent reliability range. This preliminary estimate is within approximately three per cent of the $1.8 billion (U.S.) capital cost estimate objective for the project that Inco had established in August 2003. This updated estimate includes the favourable impact of approximately $500 million (U.S.) in reductions in the capital cost estimate, offset by approximately $250 million (U.S.), relating principally to unfavourable currency adjustments in view of changes in exchange rates associated with certain expenditures which would be expected to be incurred in Australian dollars, Euros and certain other currencies and cost escalation in construction materials.

“We have developed a preliminary cost estimate that shows we continue to move in the right direction to achieve our goal of a viable project,” Mr. Hand added. “As a result of the progress made to date, we’ve enhanced the project’s overall operability and increased its production capacity. At a capital cost of U.S. $1.85 billion and using long-term prices for nickel of U.S. $3 a pound and U.S. $7 a pound for cobalt, the project returns would meet our long-term after-tax weighted average cost of capital of 9 to 10 per cent”, Mr. Hand noted. “While we still have a number of key milestones to be met, I remain very optimistic that we will reach a decision to proceed later this year.”

The Phase 2 review to date has also reduced Goro’s planned process plant footprint by approximately 50 per cent from the original plan. This development will enhance the plant’s operability and maintainability, and also result in considerable savings on concrete, structural steel, piping and electrical requirements. In addition, this phase has identified certain process improvements, including a move to direct heating from indirect heating of the ore feed for the process plant autoclaves.

The work undertaken to date as part of this Phase 2 review has also resulted in an increase in the nameplate annual capacity for the planned process plant, from approximately 55,000 tonnes of nickel and 4,500 tonnes of cobalt to approximately 60,000 tonnes to nickel and 5,100 tonnes of cobalt. The Phase 2 review will continue to evaluate opportunities to increase the nameplate capacity further based upon appropriate incremental capital investments.

“As one of the world’s best undeveloped orebodies, Goro is a very key part of our growth strategy in nickel and has the clear capabilities to be expanded significantly beyond its initial nameplate capacity in the future,” Mr. Hand noted. “We intend to continue to work hard to meet the growing needs of our customers.”

The principal changes from the Phase 2 review in the planned Goro project configuration, moving to direct heating of the ore feed and other changes intended to reduce the capital cost estimate and enhance the operating efficiency of the planned process plant and the process itself are expected to result in a material non-cash charge. As a result of such changes, capitalized expenditures incurred to date in the range of $180 to $210 million (U.S.) are currently anticipated to be written off as of the end of the second quarter of 2004. These changes have meant that certain expenditures, principally engineering and related work associated with the original project configuration and equipment purchased for the indirect heating of ore feed, no longer would have any value for the project or otherwise. It is currently expected that the precise amount of this non-cash charge will be finalized by the end of the second quarter of 2004 and that there will not be any substantial difference between a pre-tax and after-tax amount.

“We are managing to increase production and efficiency in a plant with a significantly smaller footprint, without cutting any corners in the areas that will produce revenue,” said Peter Jones, Inco’s President and Chief Operating Officer. “Even as we reduced the project’s cost, we have been very careful not to compromise its design,” Mr. Jones noted. “In fact, we’ve made a number of design enhancements, particularly with respect to the engineering of the process, and environmental improvements.”

The Phase 2 review has also included an evaluation of the project schedule. Taking into account the additional time required to complete the Phase 2 review beyond what Inco had initially projected, it is currently expected that, assuming that a decision to restart the project were made in October 2004, process plant commissioning would start sometime in early 2007, with initial plant start-up around mid-2007. “Completing our review in the right way has taken longer than anticipated, but it has allowed us to identify important improvements and to develop a more reliable project,” indicated Mr. Jones. “We’ll look for ways to improve on this schedule but only if we can ensure the proper construction and start-up of the plant.”

Since early 2004 certain preliminary mining and civil construction work at the Goro site at a cost of about $6 million (U.S.) has been completed and, during the balance of the Phase 2 review, Inco expects to undertake certain additional engineering and other work at an anticipated total cost of approximately $25 million (U.S.).

Inco has continued its discussions with the French Government covering the $350 million (U.S.) in tax advantaged financing which the French Government had earlier agreed in principle to provide to the project. These discussions continue to examine ways in which the French Government can provide additional financial support directly or indirectly to the project, including support for a power generating facility to be constructed in New Caledonia by a third party which would meet the Goro project’s anticipated external power requirements.

Inco and the Goro project company, Goro Nickel S.A., have also continued discussions with the Japanese consortium led by Sumitomo Metal Mining Co., Ltd. concerning their interest in acquiring up to a 25 per cent interest in the Goro project. Inco and Goro Nickel currently expect that negotiations with this consortium concerning the terms and conditions of its future participation in the project will restart by the end of the second quarter of 2004.

Inco and Goro Nickel continue to make progress in developing a good neighbour agreement that will set out Goro Nickel’s commitments to local communities in New Caledonia. “We want to ensure that local communities benefit from this project in terms of employment, training programs, and business and service development opportunities,” said Mr. Jones. “We will also explore ways for community members to serve as advisors on key aspects of our operations, such as environmental matters.”

In addition to the satisfactory completion and results of the Phase 2 review, the key milestones to be met to enable Inco to be in a position to make a decision in the late September — October 2004 period to proceed with the project include (1) having achieved sufficient progress on all required permits in New Caledonia and the good neighbour agreement and having reached other appropriate understandings or arrangements with local labour unions and other key stakeholders in New Caledonia to enable any restart of the project, including construction, to proceed on a basis that avoids any potential labour or other disruptions, (2) finalizing the terms of the tax-advantaged financing and other support to be provided to the project by the French Government and (3) reaching a satisfactory agreement on the disposition of the interest in Goro Nickel held by the French Government agency, Bureau de Recherches Géologiques et Minières, as part of a required realignment of the equity ownership in the project to enable a new partner to be brought into the project and provide for New Caledonia’s equity participation in Goro.

“We believe that we can have a project which is economically feasible and which can be implemented in a financially prudent manner,” Mr. Hand added. “Major projects like Goro face significant challenges but we must and will get it right and this remains our clear and firm objective.”

Access to Webcast

As previously announced, interested investors can listen to our presentation on the update on the key preliminary findings to date of Phase 2 of the Goro project review on a live, listen-only basis, or access the archival webcast or the recording of the presentation through the Internet or by calling the toll-free telephone call in North America as indicated below.

The presentation is scheduled for May 25, 2004 beginning at 9:00 a.m. (Toronto time) and can be accessed by visiting the website of a third-party webcasting service we will be using, Canada NewsWire Ltd., at www.newswire.ca/webcast, at least five minutes before the start of the presentation. Slides or other statistical information to be used for the presentation can be accessed and will be available for online viewing through www.newswire.ca/webcast on the event title or through our website, www.inco.com, by clicking on the “Latest Presentations” link on the homepage.

The archival webcast of the presentation can be accessed via the Internet through www.newswire.ca/webcast. A recording of the presentation can be listened to until 11:59 p.m. (Toronto time) on June 8, 2004 by dialing 1-800-558-5253 in North America and by entering the reservation number 21196019. This recording is also available outside North America by dialing 416-626-4100.

This news release contains forward-looking statements regarding the Company and its Goro nickel-cobalt project, including capital cost estimates and targets, project nameplate capacity, changes in project configuration and certain aspects of the process to produce nickel and cobalt, resumption of certain work, key milestones relating to the project schedule, the amount of an anticipated non-cash charge, returns on investment, anticipated sources of financing, completion of project reviews and when certain decisions to proceed would be made. Actual results and developments may differ materially from those contemplated by these statements depending on, among others, such key factors as business and economic conditions in the principal markets for the Company’s products, the results of further study concerning the appropriate amount of the anticipated non-cash charge, the supply and demand for nickel and other metals, the completion and results of the second phase of the review of the capital costs, scope, schedule, and other key aspects of the Goro project, the timing of receipt of all necessary permits and regulatory approvals, engineering and construction timetables, and the necessary financing plans, including decisions of the French Government, and arrangements for, and joint venture, partner or similar investments and other agreements and arrangements associated with, the Goro project.

IN
May 25, 2004

For further information:
Media Relations:	Steve Mitchell (416) 361-7950
Investor Relations:	Sandra Scott (416) 361-7758
or www.inco.com